SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified in its Charter)

WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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TABLE OF CONTENTS

i

PRELIMINARY COPY SUBJECT TO COMPLETION DATED MARCH 19, 2009

ANNUAL MEETING OF STOCKHOLDERS OF
FEDERAL SIGNAL CORPORATION
_____________________________________________

PROXY STATEMENT OF
WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW

To Stockholders of Federal Signal Corporation:

This proxy statement (the “Proxy Statement”) and the enclosed GOLD proxy card are being furnished to stockholders of Federal Signal Corporation (the “Company” or “Federal Signal”) in connection with the solicitation of proxies by Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow (collectively, the  “Kanders Group,” “us” or “we”) to be used at the 2009 annual meeting of stockholders of the Company, including any adjournments or postponements thereof and any meeting held in lieu thereof (the “2009 Annual Meeting”). The 2009 Annual Meeting is scheduled to be held on ______, __________at ______ p.m., local time, at ___________.  The date of this Proxy Statement is _________, 2009.  This Proxy Statement and the GOLD proxy card are first being furnished to stockholders on or about _____, 2009.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: Our proxy materials are available on the following web site:_______________________.

THIS SOLICITATION IS BEING MADE BY THE KANDERS GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”).

The Kanders Group is soliciting your proxy for the 2009 Annual Meeting in support of the following proposals:

(1) To elect Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow (collectively, the “Nominees”) to serve as Class I Directors of the Company until the 2012 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)  To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009; and

(3) To consider and act upon such other matters as may properly come before the 2009 Annual Meeting or any adjournments, postponements or continuations thereof.

Stockholders who own shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) at the close of business on March 3, 2009, the record date for the 2009 Annual Meeting (the “Record Date”), as determined by the Company’s Board, and as set forth in the Company’s proxy statement for the 2009 Annual Meeting, will be entitled to vote at the 2009 Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock the stockholder owned as of the Record Date.

According to the Company’s proxy statement for the 2009 Annual Meeting, as of the Record Date, there were 47,592,751 shares of Common Stock outstanding and entitled to vote at the 2009 Annual Meeting.

As of the Record Date, Warren B. Kanders beneficially owns, in the aggregate, 1,253,313 shares of Common Stock, representing approximately 2.63% of the Company’s outstanding Common Stock and Nicholas Sokolow beneficially owns, in the aggregate, 119,043 shares of Common Stock.  Messrs. Kanders and Sokolow intend to vote such shares of Common Stock FOR the election of the Nominees.

OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS. YOU SHOULD HAVE A VOICE IN THE FUTURE OF THE COMPANY; WE BELIEVE THAT CAN BEST BE EXPRESSED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, THE KANDERS GROUP URGES YOU TO VOTE YOUR GOLD PROXY CARD FOR THE KANDERS GROUP’S NOMINEES.

As explained in the detailed instructions on your GOLD proxy card, there are three ways you may vote.

1. By Mail.  If your shares are registered in your own name, you may sign, date and return the enclosed GOLD proxy card directly to the Kanders Group, c/o MacKenzie Partners, Inc., in the enclosed postage-paid envelope. The Kanders Group recommends that you vote on the GOLD proxy card even if you plan to attend the 2009 Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, or nominee on the Record Date, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the GOLD proxy card on your behalf. Please do this for each account you maintain to ensure that all of your shares are voted. We urge you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the Kanders Group at the address set forth on the back cover, so that we are aware of all instructions and can attempt to ensure that such instructions are followed.

2. In Person. If you are a record holder, you may vote in person by attending the 2009 Annual Meeting. Written ballots will be distributed to stockholders of record who wish to vote in person at the 2009 Annual Meeting. However, if you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

3. By Telephone or Internet.  You may deliver your voting instructions by telephone or over the Internet. Instructions for voting by telephone or over the Internet may be found on the GOLD proxy card.

THE KANDERS GROUP URGES YOU NOT TO VOTE THE WHITE PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY VOTED THE WHITE PROXY CARD, YOU MAY VOTE FOR THE KANDERS NOMINEES AND REVOKE YOUR PREVIOUSLY SIGNED PROXY BY SIGNING AND RETURNING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE KANDERS GROUP OR TO MACKENZIE PARTNERS, INC. AT THE ADDRESS SET FORTH BELOW OR BY VOTING IN PERSON BY ATTENDING THE 2009 ANNUAL MEETING. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE 2009 ANNUAL MEETING.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A GOLD PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE GOLD PROXY CARD AS SOON AS POSSIBLE.

The Kanders Group has retained MacKenzie Partners, Inc. to assist us in communicating with stockholders in connection with the proxy solicitation and to assist in efforts to obtain proxies, and will pay them a fee of $________, plus expenses, for their services. If you have any questions about executing your GOLD proxy, or if you require assistance, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

Call Collect: (212) 929-5500

or

Call Toll−Free: 1-800-322-2885

E-Mail: proxy@MacKenziepartners.com

INTRODUCTION

According to publicly available information, the Company has a classified board, currently consisting of three (3) Class I directors, three (3) Class II directors and four (4) Class III directors. At each annual meeting of stockholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring. The Company has announced that three persons will be elected as Class I directors of the Company at the 2009 Annual Meeting. Each person elected as a Class I director is elected to hold office until the 2012 annual meeting and until his or her respective successor shall have been duly elected and qualified. The Class II and Class III directors currently serve until the annual meetings of stockholders to be held in 2010 and 2011, respectively.

Warren B. Kanders has provided written notice to the Company of his intent to nominate three individuals, Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow, for election to the Board as Class I directors at the 2009 Annual Meeting, and is soliciting your proxy in support of their election. We believe the Nominees are highly qualified individuals based on their extensive business and professional experience and credentials.

A quorum of stockholders is necessary to transact business at the 2009 Annual Meeting. A majority of the outstanding shares, present in person or by proxy, will constitute a quorum at 2009 Annual Meeting. According to the Company’s proxy statement for the 2009 Annual Meeting, for purposes of determining if a quorum is present, the Company will count all proxies designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal, as well as “broker non-votes,” as shares represented at the meeting and counted toward establishing the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  If a quorum is present at the 2009 Annual Meeting, since this is a contested election, each of the Kanders Group’s Nominees will be elected if they receive a plurality of the votes cast. The three nominees receiving the highest number of votes cast will be elected to the Board. According to the Company’s 2009 proxy statement, stockholder instructions to withhold authority to vote for one or more of the nominees, and abstentions, will result in those nominees receiving fewer “FOR” votes but will not count against a nominee’s election.

In the event the Company purports to increase the number of directorships pursuant to its Bylaws, or otherwise increases the number of directors to be elected at the 2009 Annual Meeting, the Kanders Group reserves the right to nominate additional persons as directors to fill any vacancies created by the increase or to fill any additional positions on the Board which the Company’s stockholders shall vote on at the 2009 Annual Meeting.

BACKGROUND TO THE SOLICITATION

Although facing a difficult economic environment, Federal Signal contains a unique group of businesses with attractive long-term growth opportunities.  Nevertheless, the Kanders Group believes that the lack of leadership and accountability on the Board is simply unacceptable.

For fiscal 1999, the year in which outgoing Chairman of the Board, James C. Janning, was first elected, the Company reported revenues of approximately $1.1 billion and pre-tax income of $84.4 million.  The average stock price during 1999 was $21.38.

The average tenure of the current Board of Directors, excepting the directors elected pursuant to a settlement from a proxy contest in 2008, is approximately 6.5 years.  Six years ago, in 2003, the Company reported revenues of approximately $1.2 billion and pre-tax income of $46.0 million. The average stock price during that year was $16.90.

In 2008, the Company reported revenues of approximately $958.8 million and pre-tax income of $26.3 million, not including an enormous loss from the disposal of underperforming businesses of $126.9 million, and the average stock price during that year was $11.79.

From fiscal 1999 through fiscal 2008, Federal Signal spent approximately $210.0 million investing in property plant and equipment (excluding its former leasing business), approximately $307.6 million acquiring other businesses, and an additional $12.8 million either investing in or guaranteeing the debt of joint ventures, for a combined total $530.5 million of capital invested.  The average market capitalization during fiscal 1999 was approximately $968.5 million.  The market capitalization as of March 17, 2009 was approximately $238.8 million.

On March 17, 2009, the closing price of the Company’s stock was $4.81.

Through 2008, Mr. Kanders exchanged a number of public and private communications with the Company, represented at the time by its Chairman, James C. Janning.  Included in these exchanges were a number of questions and criticisms, as well as a demand that Mr. Janning resign his position.  Apparently, rather than responding to Mr. Kanders’ questions and criticism, Mr. Janning chose to accede to Mr. Kanders’ request and resign from the Board.   While Mr. Kanders is gratified that Mr. Janning will no longer be associated with the Company, the concerns over leadership and accountability remain unresolved.

A significant number of governance and conflict of interest issues, which Mr. Kanders repeatedly challenged, also remain unanswered, including:

•
Details around the Board’s decision to sell its subsidiary, E-ONE, for $20,000,000, a price significantly below what Mr. Kanders and independent analysts believed it was worth, to a group which included members of E-ONE’s management team, including its President, Peter Guile in addition to a private equity firm founded by colleagues of Federal Signal Board member Paul W. Jones;

•
The Board’s failure to fully and adequately explain the circumstances surrounding the apparently sudden retirement of Robert D. Welding, the Company’s former President and CEO, in December 2007, which led to a nine month long CEO search, while paying him a substantial severance package of $1.27 million; and

•
The Board’s failure to publicly disclose the report of the independent investigation of alleged insider trading activities in September 2003 by family members of Mr. Joseph J. Ross, former Chairman of the Board, President and Chief Executive Officer of the Company, and which arguably may have led to Mr. Ross’s  retirement as President and CEO in November 2003 and as Chairman and director in January 2004, as well as the resignation of Mr. Kim Wehrenberg, the Company’s then General Counsel and Corporate Secretary, in February 2004.

What has now been confirmed by the Company itself is that the business has been run inefficiently, the Board has sanctioned undisciplined acquisitions with no integration planning, and the Board has consistently failed to hold management accountable for its leadership failures.

Analyst reports have been consistent:

•	“Federal Signal has been an underperformer for about a decade” (Goldman Sachs report, dated June 13, 2007);
•
“If new FSS CEO Jim Goodwin were to increase focus on improving results in the short term, it would appear that intensifying cost control would be an area of potential opportunity” (Goldman Sachs report, dated February 28, 2008);

•	“the $20 million target for SEG&A expense reduction shows a focus on core profitability that is welcome” (Next Generation Equity Research LLC report, dated February 27, 2008);
•	cited expectation that “savings from plan to remove $20 million from expenses will be realized largely in the second half of 2008” (Next Generation Equity Research LLC report, dated May 5, 2008);
•	“FSS shares . . . offer inferior ROCE, growth and cash generation.” (Goldman Sachs report dated October 1, 2008, downgrading the Company’s stock from Neutral to Sell);
•	cited need to “[deal] with overhead issues that have plagued the company for years.” (Next Generation Equity Research LLC report dated February 4, 2009);

In its 2008 Annual Report on Form 10-K, the Company reported 2008 SEG&A expenses of $193.7 million, an 11.8% increase of $20.5 million over 2007 SEG&A expenses.  Not only did Mr. Goodwin not reduce expenses by the $20 million that he targeted in his February 28, 2008 earning call, he increased them by the same amount.  Newly appointed CEO William E. Osborne, who has been on the job less than six months, was quoted in an interview with Melita Marie Garza reported on Bloomberg on March 12, 2009 as stating that Federal Signal “needs a big internal merger” to reduce expenses created by “our history of acquisitions without integration.” This admission confirms what many outside observers have already noted – under the direction of this Board of Directors, the Company has a track record of undisciplined acquisitions and capital allocation and has consistently failed to integrate and achieve synergies with companies it has acquired.

As to 2009, Mr. Osborne in the same interview was also quoted as stating that “[w]e have seen orders drop off in the 15 to 20 percent range so far in the first quarter. Unless there is a miraculous rebound in the economy in the second half, we don’t project a growth in revenue for this year.”

Mr. Kanders has been concerned for some time with the failure of management, under the direction of the Company’s Board, to articulate and execute a strategy to reverse the Company’s long standing decline in stockholder value and failure to generate long-term growth. We believe that the Board’s current slate of nominees lacks the credibility and experience to implement the change needed for the Company to realize its potential.

Mr. Osborne is untested. He lacks experience in the Company’s core industry segments, law enforcement and security, and he has no expertise in the “information business” which he has cited as the future of Federal Signal.  In addition, contrary to Mr. Osborne’s assertion that law enforcement and security “are no longer about boots and suits”, Mr. Kanders, through his experience and leadership at Armor Holdings, Inc. has demonstrated that a properly executed strategy in “boots and suits” can create significant stockholder value.  Not a single member of the current Board of Directors, including its current nominees, has direct operating experience in the industry segments that management has cited as key drivers of growth for the future of Federal Signal, according to their published backgrounds.  In short, the Kanders Nominees can best provide the strategic oversight that Mr. Osborne and the management team require to manage the “number of headwinds” facing the Company.

On April 24, 2008, in connection with the Company’s previously announced search for a new Chief Executive Officer, Mr. Kanders wrote a letter to the Board formally submitting his candidacy to serve as the Company’s CEO.  On June 26, 2008, Mr. Kanders received a letter from Mr. Janning stating that he was no longer a candidate for the CEO position.

On September 15, 2008, the Board announced the appointment of Mr. William H. Osborne as its new CEO.  The closing price of the Company’s stock on the business date prior to the appointment of Mr. Osborne was $15.71 per share.  The closing price of the Company’s stock on the business day of the previously mentioned Bloomberg interview was $4.42 per share, a 71.9% decline.

Over the past nine months, Mr. Kanders, in a series of letters to the Board, dated July 9, 2008, July 16, 2008, July 23, 2008, August 4, 2008, August 15, 2008, September 2, 2008 and October 28, 2008, and in press releases, has continued to raise, on behalf of all of the Company’s outside stockholders, a number of significant issues and concerns relating to the Company and actions of its Board, in particular Mr. Janning and Mr. Goodwin, the Company’s acting CEO prior to the appointment of Mr. Osborne.  Mr. Kanders expressed particular concern over:

•
The Board’s decision to sell its subsidiary, E-ONE, for $20,000,000, a price significantly below what Mr. Kanders and independent analysts believed it was worth, to a group which included members of E-ONE’s management team, including its President, Peter Guile.  Mr. Kanders questioned the process by which the E-ONE sale was conducted, particularly in light of the fact that E-ONE was sold to a  group which included E-ONE’s management and business colleagues of a Board member, the apparent failure of the Company to receive an independent fairness opinion, and the Company’s refusal to publicly disclose the terms and provisions of the purchase agreement.

•
The Board’s failure to fully and adequately explain the circumstances surrounding the apparently sudden retirement of Robert D. Welding, the Company’s former President and CEO, in December 2007, which led to a nine month long CEO search, while paying him a substantial severance package. According to the Release and Severance Agreement filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Company agreed to treat such retirement as a termination by the Company without “Cause” for purposes of cash severance benefits under the Company’s General Severance Plan and incurred $1.27 million of termination costs and payments to the former President and CEO.

•
The Board’s failure to publicly disclose the report of the independent investigation of alleged insider trading activities in September 2003 by family members of Mr. Joseph J. Ross, former Chairman of the Board, President and Chief Executive Officer of the Company, and which arguably may have led to Mr. Ross’s  retirement as President and CEO in November 2003 and as Chairman and director in January 2004; as well as the resignation of Mr. Kim Wehrenberg, the Company’s then General Counsel and Corporate Secretary, in February 2004. Only after Mr. Kanders publicly raised his concerns did the Company publicly disclose, nearly five years after the fact, that Mr. Wehrenberg had presented information to the Board regarding certain trading activity by family members of Mr. Ross and that the Board had conducted an investigation of the matter. While the Company has stated in its Form 8-K filing dated August 25, 2008 that the Board concluded that the “investigation did not develop evidence” that there were any violations of any securities laws, the Company continues to refuse to publicly release the report of the independent counsel that investigated the matter.

•	The Board’s actions in July 2008 amending the Company’s By-laws to restrict the rights of stockholders by:

•	Moving the date of the annual meeting of stockholders, in the absence of a contrary Board determination, to the Friday of the Memorial Day weekend;
•	Replacing the inspectors of election responsible for determining contested elections from two persons “who are not affiliated with the Corporation” to persons who may be employees of the Company;
•
Lengthening the advance notice requirement for stockholders nominating directors to the Board from 30 days prior to the Annual Meeting to a narrow window between 90 and 120 days prior to the anniversary of the last Annual Meeting;

•
Requiring any person nominated by a stockholder for election as a director to furnish, in addition to the information required by the Federal proxy rules, any information the Company may require, including “submission of a questionnaire, representation and agreement in the form requested by the Corporation”;

while Mr. Janning claimed in a letter to employees, dated August 1, 2008, that the Board has a “record of strong corporate governance” and a commitment to “maintaining the highest standards of corporate governance.”

REASONS TO VOTE
FOR THE KANDERS GROUP’S NOMINEES

For the reasons set forth above and in detail below, the Kanders Group believes that the current Board has not acted, and will not act, in the best interests of all of the stockholders.  We have lost confidence in the ability and willingness of the Board to provide the Company with effective leadership, grow the Company’s business, reduce costs, be disciplined with respect to acquisitions and capital allocations, provide transparent corporate governance and generate greater value for the benefit of all of its stockholders.  For a decade, this Board of Directors has allowed the Company to spend over $530 million of capital to invest in growing the business through purchase of capital equipment and through acquisitions and the result has been a continued and steady erosion of stockholder value.

Significantly, the current Board has failed to answer any of the many letters Mr. Kanders has sent to the Board seeking public disclosures about the circumstances surrounding the E-ONE sale to a group including Company insiders and colleagues of a Board member without the benefit of an independent fairness opinion, the unexplained resignations of Messrs. Welding and Ross, including the insider trading allegations with respect to Mr. Ross’ family members, and the prolonged search process for a new CEO.

We believe that our Nominees, Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow, each of whom has a long history of successfully creating stockholder wealth and a commitment to good corporate governance, will act to maximize stockholder value in the best interests of all stockholders, rather than allowing the Company to drift along with disappointing financial results and a deteriorating share price, to eliminate the “clubby” network of the current Board, implement best practices of corporate governance, and to make the Company more transparent for the benefit of all stockholders.  The background of our Nominees is included in the section of this proxy statement entitled “Proposal 1: Election of the Kanders Group’s Nominees.” We urge you to compare the backgrounds and records of achievement of our nominees with the Board’s nominees.

As set forth above, the current Board has repeatedly been non-responsive to, and has repeatedly ignored the interests of, the Company’s real owners, its stockholders.  As a significant long term investor, Mr. Kanders is proposing, together with the rest of the Kanders Group, to elect three truly independent directors to the Company’s Board to represent and protect the interests of all of the Company’s outside stockholders and to improve corporate governance and the Company’s transparency with its stockholders.

The Company has failed to join the ever increasing number of companies who have de-staggered their boards, consistent with modern trends in corporate governance. We believe that the Company’s Board should be fully accountable to the stockholders of the Company, which accountability is best served by annual elections of the entire Board. We believe that a staggered board adversely affects stockholder democracy. Our Nominees will support annual elections of the entire Board and push for repeal of the staggered board in the Company’s By-laws.

The current Board, as a group, excluding James Janning, beneficially owns only 182,851 shares of common stock, excluding options exercisable within sixty days.  The Kanders Group collectively holds 1,372,356 shares, or 7.5 times as much as the entire Board of Directors combined.  The Kanders Group, in addition to having the experience and credibility to contribute to the leadership needed on the Board, has committed significant personal capital to an investment in the Company.

One of the current Class I directors, and Board nominee for re-election, James E. Goodwin, has been a member of the Board since 2005 and, as mentioned above, served as the Company’s interim President and Chief Executive Officer from January 1, 2008 until the appointment of his successor, William H. Osborne, in September 2008 and we believe was completely ineffective at delivering on his promise of reducing costs.  In his prior experience, Mr. Goodwin, as CEO of United Airlines, was forced to resign in October 2001 after publicly speculating that the company where he was in control of costs would be forced to file for bankruptcy if it was unable to reduce its costs, as reported by press reports including a March 27, 2002 article written by Kay Riley for Chicagobusiness.com as well as a December 9, 2002 article written by Mark Tatge and Brandon Copple for Forbes.com.  As a result of his recent position as interim President and CEO of Federal Signal, for which he received almost $850,000 in compensation, we do not believe Mr. Goodwin is truly an independent director.

A second Class I director, Joseph R. Wright, was appointed one year ago as part of a settlement with a hedge fund that has since sold its entire position.  Mr. Wright owns only 4,460 shares and he has not purchased a single share with his own capital.  In addition, as a result of numerous conversations with Mr. Wright, Mr. Kanders believes that due to Mr. Wright’s extensive travel commitments, he has apparently been unable or unwilling to devote the time necessary to properly fulfill his duties as a member of the Board of Directors.

Lastly, the Company’s newly appointed CEO, William Osborne is untested.  In addition to the reasons previously stated, Mr. Osborne has never been the CEO of a public company, nor has he had public company board experience, and he has no relevant industry experience in the businesses which the Company currently operates or in the businesses he has articulated are key to Federal Signal’s future.  Mr. Osborne recently purchased 10,000 shares, which is hardly a significant vote of confidence in the future of Federal Signal, especially considering the Company’s $4.00-$4.15 stock price at the time of the purchase.  Given these factors, we believe it is premature to consider Mr. Osborne for a board position.

On the other hand, the Kanders Nominees have extensive experience and a demonstrated track record of building stockholder value in the Company’s core safety and security business, as well as experience in the disciplined execution and integration of acquisitions, implementing effective cost containment strategies, and in guiding and running public companies.

Mr. Kanders has a public record of building long-term stockholder value. In January 1996, Mr. Kanders invested in Armor Holdings, Inc. (“Armor Holdings”) then known as American Body Armor and Equipment, Inc., a publicly traded company listed on the NASDAQ pink sheets, at an average cost of $0.71 per share.  Armor Holdings had just emerged from bankruptcy, and had approximately $12,000,000 in revenues and $1,000,000 in EBITDA in 1995.  Over the next eleven plus years, Armor Holdings grew, both organically and through more than 30 acquisitions, to a diversified global manufacturer of protective systems for the military, government, law enforcement agencies and commercial customers.  Armor Holdings manufactured products sold to law enforcement, municipal and military customers, and Armor Holdings competed directly with Federal Signal in the manufacture of signal devices.

In that time, Armor Holdings completed and integrated over 30 acquisitions, completed numerous bank financings and public offerings and private placements of both debt and equity securities, including $1.2 billion of financings between 2003 and 2006, and became listed first on the American and then on the New York Stock Exchanges.  Mr. Kanders served as the Chairman of the Board of Armor Holdings from January 1996 and as its Chief Executive Officer from April 2003.  At the time of Armor Holdings’ sale to BAE Systems, Inc. in July 2007, for an aggregate price of $4.5 billion, or $88 per share, it had revenues of approximately $2.2 billion and EBITDA of approximately $280 million for fiscal 2006, with fiscal 2007 guidance of approximately $3.5 billion in revenues. From the time Mr. Kanders made his investment in Armor Holdings at $0.71 per share in January 1996 to the time the sale of Armor Holdings was announced in July 2007, the compounded annual return to public stockholders during the period was approximately 51.95% per annum.

Our second nominee, Nicholas Sokolow, is a practicing attorney, who has served on the Armor Holdings Board, as well as its Compensation, Nominating/Corporate Governance and Audit Committees, and possesses significant other public board experience. Mr. Sokolow is an expert in corporate governance and has counseled and advised public companies on a broad range of matters for over twenty five years.

Our third nominee, Steven R. Gerbsman, is a principal in a company which has provided consulting, management, advisory and investment banking services to its clients in a broad range of industries. He has significant experience with companies in the type of “information businesses” that management has identified are important to Federal Signal’s future, in assisting companies in crisis management and turnaround situations and expense reduction programs and has worked with a wide spectrum of stakeholders in maximizing enterprise, stakeholder and stockholder value.

When Mr. Osborne was initially appointed as Chief Executive Officer, he committed in his initial conference call to reach out to all significant stockholders.  However, Mr. Osborne never reached out to Mr. Kanders, even after Mr. Kanders issued a press release on October 29, 2008 noting publicly that Mr. Osborne had failed to approach him even though, after his sale of approximately 800,000 shares following Mr. Osborne’s appointment, Mr. Kanders remained Federal Signal’s largest individual stockholder.

At that time, Mr. Kanders also noted a sharp decline in the price of the Company’s common stock following Mr. Osborne’s appointment.  Since that time, the erosion of stockholder value has only accelerated. Only then, in early 2009, did Mr. Kanders make the difficult decision to nominate his slate of directors for election to the Board in order to protect the interests of all stockholders and reverse the continued erosion of the Company’s stock price and address the failure of the Board to be responsive to the legitimate ethical, business, governance and conflict of interest issues he has raised.

As a last resort and in order to protect the interests of all the stockholders, Mr. Kanders has been forced to take the step of proposing three nominees for election at the Company’s 2009 Annual Meeting.  In light of the Company’s continuing disappointing financial performance and  deteriorating stock price, we believe that at the present time it is in the interests of all of the stockholders that our Nominees be elected to the Board in order to allow for fresh perspectives and voices.

For the last decade, under the watch of the Board, the Company has endured management turnover, erratic profitability, underperformance of its shares relative to its peers, poor corporate governance and a significant erosion of stockholder value, many of the reasons cited by Goldman Sachs in its October 1, 2008 analyst report downgrading the Company to “Sell”.

Significantly, the Company’s shares have lost a substantial portion of their value, with negative annual stockholder returns averaging approximately 14.0% per annum over the last ten years, or an absolute decline of 77.9% between March 17, 1999 and March 17, 2009.  The Company’s stock price hit its 52-week closing price high on September 3, 2008, the day on which Mr. Kanders issued a press release demanding that the Board release the results of a report related to potential insider trading by family members of Mr. Joseph Ross, a former Chairman and Chief Executive Officer of Federal Signal and calling upon Mr. Janning to resign as Chairman of the Board.  On September 15, 2008 when William Osborne was appointed Chief Executive Officer, the stock closed at $14.83 per share.  On March 17, 2009, the stock closed at $4.81, a decline of 67.6% from the announcement of the appointment of Mr. Osborne as CEO and a decline of 70.5% from the 52-week closing price high of September 3, 2008.  While a portion of the short-term decline in share price may reflect market trends, we believe that the long term decline in share price is attributable to the failure of management, under the leadership of the Board, to develop and effectively execute a clear strategy and manage the business of the Company, which is reflected both in the stock price of the Company as well as in the decline in profitability.

The Company faces many complex financial and operational challenges, in both the domestic and international arenas, that require strategic vision and guidance at the Board of Directors level.   A significant portion of the Company’s business is international, requiring thoughtful leadership and vigilant oversight to compete effectively and grow the business while also protecting the Company from losses such as the loss suffered in fiscal 2008 on the Company’s joint venture in China.  The Company’s profitability also depends heavily on varying conditions in the United States government and municipal markets and the overall United States economy, and its businesses are subject to some degree of cyclicality.  Strategic vision informed by experience in Federal Signal’s markets is required to grow into new products and geographic markets while offsetting risks and wisely allocating Federal Signal’s capital.  Based on their experience and their track record, we believe the Kanders Group Nominees are best qualified to provide this leadership and guidance.

All strategic initiatives to increase revenues and margins need to be explored.    The Company’s overhead costs must be evaluated and drastically reduced and its manufacturing efficiencies significantly improved.  Under Mr. Goodwin’s watch, this was supposed to be his greatest achievement.  Yet, under his watch, SEG&A expenses rose by $20 million. Indeed, in a recent public statement on March 12, 2008, Mr. Osborne has apparently adopted Mr. Kanders’ urgent call to drastically cut overhead as Mr. Osborne has proposed to cut salary costs by 13%, or $20 million, as the Company’s operations have shrunk.  Considering the Board of Directors’ prior ineptitude in overseeing cost controls, acquisition integrations, and other expense reduction efforts, it is especially important that management is overseen by directors with significant personal capital invested in the Company who have the experience to ask the right questions and monitor the results.

Under the stewardship of the Board, the Company has over the years engaged in what we believe to be a series of under-performing strategic acquisitions which we believe have been a factor in the Company’s financial underperformance, and questionable dispositions of assets, such as the recent E-ONE disposition at less than what we and independent analysts believe to be optimal prices. Income before income taxes has been erratic over the past ten years, declining from $84.4 million in 1999 to $26.3 million in 2009, not including a loss from discontinued operations of an additional $126.9 million.  We believe that the current directors must be held accountable for the Company’s unacceptable performance.

The Kanders Group believes that the current Board has grown stale and needs an infusion of new blood and fresh thinking. All of our Nominees have outstanding credentials and are well-respected members of the business or legal community, well-qualified to serve on the Board and committed to building long-term stockholder value.   They can provide the leadership necessary to reverse the negative rate of return the Company has delivered to stockholders over the past decade.

We encourage all the Company’s stockholders to carefully review the biographies and expertise of the Nominees included in the section of this proxy statement entitled “Proposal 1: Election of the Kanders Group’s Nominees.”

We believe that the election of our three Nominees to the Board will add to the Board persons with the expertise, business acumen and commitment to stockholders necessary to provide new ideas for improving the Company’s performance and building stockholder value.

Our Nominees, if elected, will constitute a minority of the Board. Accordingly, the Nominees, even if voting together, will not be able to adopt any measures without the support of other members of the current Board. Nevertheless, the Nominees will have an opportunity to articulate and raise their concerns about the Company’s business practices and strategic plans with the rest of the Board members and work constructively with the Board members to build consensus to accomplish these important goals.

WE BELIEVE THE ELECTION OF THE KANDERS GROUP’S NOMINEES WILL PROVIDE THE COMPANY WITH ABLE DIRECTORS THAT WILL STRIVE TO ENSURE THAT ALL OF THE COMPANY’S STOCKHOLDERS ARE BEING BEST SERVED. ELECTION OF THE KANDERS GROUP’S NOMINEES WILL SEND A CLEAR MESSAGE TO THE COMPANY’S BOARD THAT THEY MUST TAKE IMMEDIATE STEPS TO INCREASE STOCKHOLDER VALUE.

In moving forward with its nominations of the Nominees to the Board, the Kanders Group is seeking to bring a level of accountability and focus to the Board that has been lacking, and increase value for all of the stockholders of the Company.

The Nominees are committed to work constructively with the Board to promptly address the critical issues facing the Company and, if elected, will take the steps necessary to enhance value for all stockholders. Given the Board’s disappointing track record, we believe that it is in the best interest of all Company stockholders that the Kanders Group’s Nominees be elected at the 2009 Annual Meeting so that they may promptly begin working constructively with management and the Company’s other directors to deliver improved financial results, implement best practices in corporate governance and adopt a strategy to enhance value for all stockholders.

The Kanders Group believes that your voice in the future of the Company can best be expressed through the election of our Nominees. Accordingly, we urge you to vote your GOLD proxy card FOR the election to the Board of Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow.

YOUR VOTE IS IMPORTANT.

IN ORDER TO HAVE A BOARD THAT PLACES THE INTERESTS OF THE STOCKHOLDERS BEFORE ITS OWN SELF-INTERESTS, WE URGE YOU TO ELECT THE KANDERS GROUP’S NOMINEES TO THE BOARD. VOTE TO ELECT THE NOMINEES BY AS LARGE A VOTE AS POSSIBLE SO YOUR VOICE WILL BE HEARD.

THE KANDERS GROUP STRONGLY RECOMMENDS THAT YOU VOTE TO PROTECT YOUR INTEREST AS A STOCKHOLDER OF THE COMPANY BY SIGNING, DATING, AND RETURNING THE GOLD PROXY CARD TODAY.

About the Kanders Group and the Nominees

The solicitation of proxies is made by the Kanders Group. Information concerning the Kanders Group and Nominees is set forth below under the heading “Certain Information Regarding the Participants and Nominees.”

PROPOSAL 1

ELECTION OF THE KANDERS GROUP’S NOMINEES

The Company has a classified board, currently consisting of three (3) Class I directors, three (3) Class II directors and four (4) Class III directors. At each annual meeting of stockholders, directors are duly elected for a full-term of three years to succeed those whose terms are expiring. At the 2009 Annual Meeting, three persons will be elected as Class I directors of the Company. Each person elected as a Class I director is elected to hold office until the 2012 annual meeting and until his or her respective successor shall have been duly elected and qualified. The Class II and Class III directors currently serve until the annual meetings of stockholders to be held in 2010 and 2011, respectively.

At the 2009 Annual Meeting, the Kanders Group will seek to elect three (3) Class I directors, Warren B. Kanders, Steven R. Gerbsman, and Nicholas Sokolow, each of whom has consented to being named in this proxy statement and to serving as a director, if elected, to fill the three (3) open director seats, in opposition to the Company’s three nominees. Pursuant to the Company’s Bylaws, each of Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow will be elected if a quorum is present and they receive affirmative votes of a plurality of the votes cast. The Company’s proxy statement for the 2009 Annual Meeting provides that abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Proxies withholding authority to vote for the Nominees and broker non-votes will not count as affirmative votes for the Nominees. If elected, the Nominees would be entitled to serve until the annual meeting of the Company’s stockholders to be held in 2012.

You must sign and return the Kanders Group’s GOLD proxy card to vote for Messrs. Kanders, Gerbsman and Sokolow.

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience During Last Five Years; Current Directorships

Warren B. Kanders 51 years old One Landmark Square 22nd Floor, Stamford, Connecticut 06901
Mr. Kanders has served as the President of Kanders & Company since 1990. Prior to the acquisition by BAE Systems, Inc. on July 31, 2007 of Armor Holdings, Inc., formerly a New York Stock Exchange-listed company, a manufacturer and supplier of military vehicles, armed vehicles and safety and survivability products and systems to the aerospace and defense, public safety, homeland security and commercial markets, he served as the Chairman of the Board of Armor Holdings, Inc. from January 1996 and as its Chief Executive Officer from April 2003. From April 2004 until October 2006, Mr. Kanders served as the Executive Chairman, and since October 2006, has served as the Non-Executive Chairman of the Board of Stamford Industrial Group, Inc. [SIDG.PK], formerly named Net Perceptions, Inc., a publicly-held company that, through its subsidiary, Concord Steel, is a leading independent manufacturer of steel counterweights. Since November 2004, Mr. Kanders has served as the Chairman of the Board of Directors of Langer, Inc. [GAIT], a Nasdaq-listed manufacturer of skin-care products. Mr. Kanders has served since June 2002 as a member of the Board of Directors of Clarus Corporation [CLRS.PK], a publicly-held company, and as the Executive Chairman of Clarus Corporation’s Board of Directors since December 2002. Since May 2007, Mr. Kanders has served as a director of Highlands Acquisition Corp., a publicly-held special purpose acquisition company formed in 2007.  From October 1992 to May 1996, Mr. Kanders served as Founder and Vice Chairman of the Board of Benson Eyecare Corporation, a manufacturer and provider of eye care products and services. Mr. Kanders received a B.A. degree in Economics from Brown University in 1979.

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience During Last Five Years; Current Directorships

Steven R. Gerbsman 63 years old 211 Laurel Grove Avenue Kentfield, CA 94904
Since 1980, Mr. Gerbsman has been a principal of Gerbsman Partners, a company providing consulting, management, advisory and investment banking services to its clients in a broad variety of industries.  Mr. Gerbsman has significant experience in assisting companies in crisis management and turnaround situations and advising companies seeking to improve performance in specific balance sheet, financial or operating areas. Mr. Gerbsman has worked with a wide spectrum of senior and junior lenders, bondholder groups, venture capital and equity sources, private investors and institutional groups in maximizing enterprise, stakeholder and shareholder value.  To date, Mr. Gerbsman has been involved in over $2.2 billion of restructuring, financing and M&A transactions.  Prior to forming Gerbsman Partners in 1980, Mr. Gerbsman was President of four operating divisions of ITEL Corporation with responsibility in the technology, leasing and business sectors. Mr. Gerbsman began his business career at IBM Corporation in 1967.  Mr. Gerbsman received a BS in Accounting from Hunter College, New York and attended the Baruch Graduate School of Business in New York. Mr. Gerbsman is also a guest lecturer at the University of San Francisco’s MBA program and at the Haas Graduate School of Business in Berkeley, California.

Nicholas Sokolow 59 years old 770 Lexington Ave, 6th Floor New York, New York 10065
Since 2007, Mr. Sokolow has been in private law practice as a partner in the firm of Lebow & Sokolow LLP. From 1994 to 2007, Mr. Sokolow was a partner in the law firm of Sokolow, Carreras & Partners. From June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers. Mr. Sokolow has served as a member of the Board of Directors of Stamford Industrial Group, Inc. since April 2004 and has served as a member of the Board of Directors of Clarus Corporation since June 2002. Prior to the acquisition by BAE Systems, Inc. of Armor Holdings, Inc. on July 31, 2007, Mr. Sokolow served as a member of the Board of Directors of Armor Holdings, Inc. since January 1996.  Mr. Sokolow is a graduate of the Institut D’Etudes Politiques (Economics and Finance) and the Faculte de Droit (Law) and received a Masters of Comparative Law degree from the University of Michigan.

Each of the Nominees has consented to serve as a director until the expiration of his respective term and until such Nominee’s successor has been elected and qualified or until the earlier resignation or removal of such Nominee. The Kanders Group believes that the Nominees are highly qualified to serve as directors on the Board and has no reason to believe that any of the Nominees will be disqualified or unable or unwilling to serve if elected. However, if any of the Nominees is unable to serve or for good cause will not serve, proxies may be voted for another person nominated by the Kanders Group to fill the vacancy.

In the event the Company purports to increase the number of nominees to be elected at the annual meeting pursuant to its Bylaws, the Kanders Group reserves the right to nominate such number of additional persons as directors as necessary to fill any vacancies created by the increase and to vote the GOLD proxies in favor of the election of such nominees.

There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Kanders, Gerbsman or Sokolow are elected to the Board. In the event that one or more of the Kanders Group Nominees is elected and that one or more of the Company’s nominees declines to serve with such Nominee or Nominees, the Bylaws of the Company provide that director vacancies may be filled by majority vote of the directors then in office.

If any of Messrs. Kanders, Gerbsman or Sokolow is unable to serve as a director, _________________ and ________, the named proxies on the attached GOLD card, or their designees, will vote for the election of an alternative nominee as may be proposed by Kanders.

PROPOSAL 2

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Company’s Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. The Company is asking stockholders to ratify the appointment of Ernst & Young LLP as independent auditors for the Company’s year ending December 31, 2009. According to the Company’s proxy statement, the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm will require the affirmative vote of a majority of the votes cast affirmatively or negatively at the 2009 Annual Meeting for approval. An abstention will not count as a vote cast against this matter.

The Kanders Group makes no recommendation on Proposal 2.

While this proposal also appears on the Company’s WHITE proxy card, you cannot vote for the Kanders Group’s Nominees on that proxy card and thus we request that you use the GOLD proxy card to vote on this matter. If you return the GOLD proxy card and no direction is made with respect to this proposal, you will be deemed to have given a direction to vote all the shares represented by the GOLD proxy card FOR this proposal.

OTHER MATTERS TO BE CONSIDERED
AT THE 2009 ANNUAL MEETING

The Kanders Group is not aware of any other proposals to be brought before the 2009 Annual Meeting. Should other proposals be brought before the 2009 Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS AND NOMINEES

During the last ten years, none of the Nominees has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).  During the last five years, none of the Nominees has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, which as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Neither Mr. Kanders nor any other Nominee, nor any associate of Mr. Kanders or any other Nominee is believed to have any interest in the matters to be voted upon at the 2009 Annual Meeting, other than an interest, if any, as a stockholder of the Company or, with respect to the Nominees, as a nominee for director.

Except as otherwise described herein, neither Mr. Kanders nor any other Nominee nor any associate of Mr. Kanders or any other Nominee is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

Except as otherwise described herein, neither Mr. Kanders nor any other Nominee, nor any associate of Mr. Kanders or any other Nominee: (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has borrowed any funds for the purpose of acquiring or holding any securities of the Company; (3) has any arrangement or understanding with any person regarding any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

Additional information concerning Mr. Kanders and the other Nominees, including, but not limited to, beneficial ownership of and transactions in the Company’s Common Stock, is set forth in Appendix A hereto.

OTHER MATTERS

In accordance with federal securities laws, the Kanders Group has omitted from this proxy statement certain disclosures that are included in the Company’s proxy statement. These disclosures include, among other things, information regarding: (1) securities ownership of certain beneficial owners and management; (2) meetings and committees of the Board; (3) the background of the Company’s nominees for the Board; (4) the compensation and remuneration paid and payable to the Company’s directors and management; (5) voting procedures, including the share vote required for approval or election, at the 2009 Annual Meeting; (6) the submission of stockholder proposals at the Company’s next annual meeting of stockholders; and (7) information regarding fees and services of the Company’s independent auditors. The Kanders Group has no knowledge of the accuracy or completeness of the Company’s disclosures in its proxy materials.

SOLICITATION; EXPENSES

Proxies may be solicited by the Kanders Group by mail, advertisement, telephone, facsimile, and personal solicitation. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward the Kanders Group’s solicitation material to their customers for whom they hold shares and the Kanders Group will reimburse them for their reasonable out-of-pocket expenses. Our proxy materials are available on the following web site: ___________.

The Kanders Group has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies and for related services. The Kanders Group will pay MacKenzie Partners, Inc. a retainer of $______ for its services and has agreed to reimburse it for its reasonable out-of-pocket expenses. Mr. Kanders has agreed to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses, including certain liabilities under the federal securities laws. The Securities and Exchange Commission deems such indemnification to be against public policy. Approximately _______ employees of MacKenzie Partners, Inc. will be involved in the solicitation of proxies.

The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by the Kanders Group.

Although no precise estimate can be made at the present time, the Kanders Group currently estimates that the total expenditures relating to the proxy solicitation incurred by them will be approximately $_____of which approximately $______ has been incurred to date. The Kanders Group intends to seek reimbursement from the Company for those expenses incurred by them in connection with this proxy solicitation, if any or all of the Kanders Group’s Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the stockholders.

VOTING AND REVOCATION OF PROXIES

For the proxy solicited hereby to be voted, the enclosed GOLD proxy card must be signed, dated, and returned to the Kanders Group, c/o MacKenzie Partners, Inc., in the enclosed envelope in time to be voted at the 2009 Annual Meeting. If you wish to vote for the Nominees, you must submit the enclosed GOLD proxy card and must NOT submit the Company’s WHITE proxy card. If you have already returned the Company’s WHITE proxy card, you have the right to revoke it as to all matters covered thereby by signing, dating, and mailing the enclosed GOLD proxy card. If you later vote on the Company’s WHITE proxy card (even if it is to withhold authority to vote for the Company’s nominees), you will revoke your previous vote for the Kanders Group’s Nominees. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE 2009 ANNUAL MEETING. WE URGE YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY.

If your shares are held in the name of a brokerage firm, bank, or nominee, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the GOLD proxy card on your behalf. You should also promptly sign, date, and mail the voting instruction form (or GOLD proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank, or nominee on the Record Date, you will need to give appropriate instructions to such institution if you want to revoke your proxy. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

If your shares are held in the name of a brokerage firm, bank, or other nominee, that bank, brokerage firm or nominee may allow you to deliver your voting instructions by telephone or over the Internet. Stockholders whose shares are held by a brokerage firm, bank or nominee should refer to the voting instruction card forwarded to them by that brokerage firm, bank or other nominee holding their shares.

Execution of a GOLD proxy card will not affect your right to attend the 2009 Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by: (i) filing with the Secretary of the Company a later dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Kanders Group or to the Company; or (iii) attending and voting at the 2009 Annual Meeting in person. Attendance at the 2009 Annual Meeting will not in and of itself constitute a revocation.

Although a revocation will be effective only if delivered to the Company, the Kanders Group requests that either the original or a copy of all revocations be mailed to the Kanders Group, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that the Kanders Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees as directors have been received. The Kanders Group may contact stockholders who have revoked their proxies.

Shares of Common Stock represented by a valid, unrevoked GOLD proxy card will be voted as specified. Shares represented by a GOLD proxy card where no specification has been made will be voted FOR the Nominees.

Except as set forth in this Proxy Statement, the Kanders Group is not aware of any other matter to be considered at the 2009 Annual Meeting. The persons named as proxies on the enclosed GOLD proxy card will, however, have discretionary voting authority as such proxies regarding any other business that may properly come before the 2009 Annual Meeting. The proxies may exercise discretionary authority only as to matters unknown to the Kanders Group a reasonable time before this proxy solicitation.

Only holders of record of the Company’s Common Stock on the Record Date will be entitled to vote at the 2009 Annual Meeting. If you are a stockholder of record on the Record Date, you will retain the voting rights in connection with the 2009 Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the GOLD proxy card, even if you sell such shares after such date.

The Kanders Group believes that it is in your best interest to elect the Nominees as directors at the 2009 Annual Meeting. WE STRONGLY RECOMMEND A VOTE FOR THE NOMINEES.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Kanders Group’s proxy materials, please call MacKenzie Partners, Inc. at the phone numbers listed below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

Call Collect: (212) 929-5500

or

Call Toll Free: (800) 322-2885

APPENDIX A

Beneficial Ownership Information and Two Year Transaction History

The following sets forth the number of shares of the Company’s Common Stock beneficially owned by the Nominees and the two year transaction history for the shares.  Except as otherwise provided herein, none of the purchase price or market value of these shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. Mr. Kanders used his own assets to purchase the shares of the Company’s Common Stock owned by him. Such shares were originally purchased for cash, free and clear of any liens, through brokerage custodian accounts. Mr. Kanders subsequently hypothecated such shares to a commercial bank, as customary collateral to secure a line of credit.

BENEFICIAL OWNERSHIP OF WARREN B. KANDERS

Name	Number of Shares	Approximate Percentage of Outstanding Shares(1)
Warren B. Kanders	1,253,313	2.6333%

(1)  Based upon 47,592,751 shares of Common Stock outstanding as of March 3, 2009, as set forth in the Company’s Proxy Statement for the 2009 Annual Meeting dated _______, 2009, as filed with the Securities and Exchange Commission on ________, 2009.
.
BENEFICIAL OWNERSHIP OF NICHOLAS SOKOLOW

Name	Number of Shares	Approximate Percentage of Outstanding Shares(1)
S.T. Investors Fund LLC(2)	59,043	Less than one percent (1%)
Anapa and Company, LLC (3)	60,000	Less than one percent (1%)
Total	119,043	Less than one percent (1%)

(1)
Based upon 47,592,751 shares of Common Stock outstanding as of March 3, 2009, as set forth in the Company’s Proxy Statement for the 2009 Annual Meeting dated _______, 2009, as filed with the Securities and Exchange Commission on ________, 2009.

(2)	Represents shares of Common Stock held by S. T. Investors Fund, LLC, of which Mr. Sokolow is general manager, with sole power to direct the voting and disposition of the shares.
(3)	Represents shares of Common Stock held by Anapa and Company, LLC, of which Mr. Sokolow is general manager, with sole power to direct the voting and disposition of the shares.

TRADING ACTIVITY OF WARREN B. KANDERS

The following table contains sets forth certain information with respect to all purchases and sales of the Common Stock effected within the past two years by Mr. Kanders.

No. of Shares	Action	Date

25,000	Purchase	11/30/2007
30,000	Purchase	12/3/2007
45,000	Purchase	12/4/2007
50,000	Purchase	12/5/2007
145,100	Purchase	12/6/2007
3,100	Purchase	12/10/2007
26,800	Purchase	12/11/2007
50,000	Purchase	12/14/2007
5,000	Purchase	12/17/2007
20,000	Purchase	12/28/2007
50,000	Purchase	12/31/2007
125,000	Purchase	1/18/2008
200,000	Purchase	1/22/2008
25,000	Purchase	1/23/2008
100,000	Purchase	1/25/2008
50,000	Purchase	1/28/2008
17,000	Purchase	1/29/2008
33,000	Purchase	1/30/2008
25,000	Purchase	2/1/2008
25,000	Purchase	2/8/2008
50,000	Purchase	2/11/2008
50,000	Purchase	2/12/2008
100,000	Purchase	2/14/2008
12,300	Purchase	2/15/2008

No. of Shares	Action	Date

12,700	Purchase	2/19/2008
200,000	Purchase	2/27/2008
50,000	Purchase	2/28/2008
25,000	Purchase	2/29/2008
50,000	Purchase	3/4/2008
25,000	Purchase	3/5/2008
25,000	Purchase	3/7/2008
1,700	Purchase	3/11/2008
50,000	Purchase	3/19/2008
50,000	Purchase	3/20/2008
50,000	Purchase	3/24/2008
75,000	Purchase	3/26/2008
112,254	Purchase	3/27/2008
50,000	Purchase	3/28/2008
50,000	Purchase	4/1/2008
25,000	Purchase	4/7/2008
800	Purchase	4/8/2008
24,200	Purchase	4/10/2008
20,000	Purchase	4/18/2008
25,000	Purchase	4/22/2008
25,000	Purchase	4/23/2008
52,000	Purchase	4/24/2008
25,000	Purchase	4/25/2008
2,900	Purchase	4/28/2008
33,500	Purchase	4/29/2008
13,600	Purchase	4/30/2008
15,000	Purchase	5/1/2008
15,000	Purchase	5/23/2008
87,265	Purchase	6/24/2008

No. of Shares	Action	Date

32,300	Purchase	6/26/2008
7,835	Purchase	6/25/2008
137,600	Purchase	6/26/2008
125,000	Purchase	6/27/2008
100,000	Purchase	7/9/2008
14,600	Purchase	7/25/2008
(100,000)	Sale	7/31/2008
(165,700)	Sale	8/1/2008
(34,300)	Sale	8/4/2008
(250,000)	Sale	9/19/2008
(200,000)	Sale	9/22/2008
(365,300)	Sale	9/23/2008
(92,541)	Sale	9/24/2008
(70,000)	Sale	9/29/2008
(339,400)	Sale	10/1/2008

TRADING ACTIVITY OF NICHOLAS SOKOLOW

The following table contains sets forth certain information with respect to all purchases and sales of the Common Stock effected within the past two years by Nicholas Sokolow and his affiliates.

Holder	No. of Shares	Action	Date

ST Investors Fund, LLC	3,000	Purchase	2/22/2008
ST Investors Fund, LLC	2,000	Purchase	3/7/2008
ST Investors Fund, LLC	10,000	Purchase	3/13/2008
ST Investors Fund, LLC	5,000	Purchase	4/23/2008
ST Investors Fund, LLC	3,000	Purchase	5/2/2008
ST Investors Fund, LLC	2,000	Purchase	5/19/2008
ST Investors Fund, LLC	300	Purchase	5/22/2008
ST Investors Fund, LLC	3,000	Purchase	5/23/2008
ST Investors Fund, LLC	2,700	Purchase	5/27/2008
ST Investors Fund, LLC	4,000	Purchase	6/2/2008

Holder	No. of Shares	Action	Date

ST Investors Fund, LLC	4,619	Purchase	6/18/2008
ST Investors Fund, LLC	10,400	Purchase	6/20/2008
ST Investors Fund, LLC	10,000	Purchase	6/23/2008
ST Investors Fund, LLC	1,724	Purchase	6/24/2008
ST Investors Fund, LLC	5,000	Purchase	6/26/2008
ST Investors Fund, LLC	2,300	Purchase	6/30/2008
ST Investors Fund, LLC	1,000	Purchase	7/1/2008
ST Investors Fund, LLC	3,000	Purchase	7/10/2008
ST Investors Fund, LLC	2,000	Purchase	7/11/2008
ST Investors Fund, LLC	10,000	Sale	9/16/2008
ST Investors Fund, LLC	6,000	Sale	10/16/2008

Anapa and Company, LLC	1,000	Purchase	1/31/2008
Anapa and Company, LLC	2,000	Purchase	2/1/2008
Anapa and Company, LLC	15,000	Purchase	2/5/2008
Anapa and Company, LLC	4,000	Purchase	2/6/2008
Anapa and Company, LLC	2,000	Purchase	2/7/2008
Anapa and Company, LLC	2,000	Purchase	2/15/2008
Anapa and Company, LLC	1,000	Purchase	3/24/2008
Anapa and Company, LLC	1,000	Purchase	3/25/2008
Anapa and Company, LLC	5,500	Purchase	3/26/2008
Anapa and Company, LLC	2,500	Purchase	3/27/2008
Anapa and Company, LLC	9,000	Purchase	3/28/2008
Anapa and Company, LLC	18,000	Purchase	4/7/2008
Anapa and Company, LLC	2,000	Purchase	4/9/2008
Anapa and Company, LLC	10,500	Sale	9/16/2008
Anapa and Company, LLC	1,500	Purchase	10/10/2008
Anapa and Company, LLC	5,000	Sale	10/17/2008
Anapa and Company, LLC	6,000	Purchase	10/28/2008
Anapa and Company, LLC	3,000	Purchase	11/25/2008

PRELIMINARY COPY SUBJECT TO COMPLETION DATED MARCH 19, 2009

WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW

PROXY VOTING INSTRUCTION CARD

CONTROL NUMBER: [  ●  ]

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Federal Signal Corporation that you are entitled to vote.

Please consider the issues discussed in the Proxy Statement and cast your vote:

By Mail

Completing, dating, signing and mailing the GOLD proxy card in the postage-paid envelope included with the Proxy Statement.

Via Internet

Accessing the World Wide Web site http://www.cesvote.com.  Enter the Control Number shown above and follow the instructions to vote via the internet.

By Phone

Using a touch-tone telephone to vote by phone from the U.S. or Canada toll free. Have your proxy card ready. Simply dial 1-888-693-8683, enter the Control Number shown above and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

You can vote by phone or via the internet any time prior to 11:59 p.m. Eastern Daylight Time on ________, 2009. You will need the Control Number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: Our proxy materials are available on the following web site: ______________________.

GOLD PROXY CARD

2009 ANNUAL MEETING OF STOCKHOLDERS OF FEDERAL SIGNAL CORPORATION

THIS PROXY IS BEING SOLICITED BY WARREN B. KANDERS, STEVEN R. GERBSMAN AND NICHOLAS SOKOLOW (“KANDERS GROUP”)

The undersigned, revoking any proxy previously given, hereby appoints _________, ___________ and ____________, and each of them, as attorneys and proxies (each with the power to act alone and with the power of substitution and revocation) to vote in the name of and as proxies for the undersigned at the 2009 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) to be held on _______, 2009 at ______, local time,  at  the ___________ and at any adjournments, postponements or continuations thereof, according to the number of votes that the undersigned would be entitled to cast if personally present on the following matter:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted “FOR” the election of the nominees listed in Proposal 1 and “FOR” Proposal 2.  This proxy revokes all prior proxies given by the undersigned.

PLEASE VOTE THIS PROXY CARD TODAY
(continued and to be signed on reverse side)

THE KANDERS GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR KANDERS GROUP’S NOMINEES LISTED IN PROPOSAL 1.

PROPOSAL 1.

ELECTION OF DIRECTORS – To elect as Class I directors of the Company for three-year terms of office: (1) Warren B. Kanders, (2) Steven R. Gerbsman, and (3) Nicholas Sokolow.

FOR___	WITHHOLD___	FOR ALL EXCEPT____________________________

The Kanders Group intends to use this proxy to vote FOR Messrs. Kanders, Gerbsman and Sokolow. To withhold authority to vote for the election of Messrs. Kanders, Gerbsman and Sokolow, place an X next to “Withhold.” To withhold authority to vote for the election of one or more nominees, including Messrs. Kanders, Gerbsman and Sokolow, place an X next to “For All Except” and write the name of the nominee or nominees for which you are withholding your vote on the line above.

There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Kanders, Gerbsman or Sokolow are elected to the Board. In the event that one or two of the Kanders Group’s Nominees is elected and that one or more of the Company’s nominees declines to serve with such Nominee or Nominees, the Bylaws of the Company provide that director vacancies may be filled by majority vote of the directors then in office.

IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL 1, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES DESCRIBED IN PROPOSAL 1.

PROPOSAL 2.

RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

FOR___	AGAINST ___	ABSTAIN ___

THE KANDERS GROUP MAKES NO RECOMMENDATION ON PROPOSAL 2.

IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL 2, THIS PROXY WILL BE VOTED FOR PROPOSAL 2.

In their discretion, the proxies are authorized to vote upon such other business as may be properly presented to the meeting or any adjournment, postponement or continuation thereof, and is unknown to the proxies and their representatives a reasonable time before the proxy solicitation.

IMPORTANT: PLEASE SIGN AND DATE BELOW.

Dated:	, 2009

Signature

Signature if jointly held

Title:

Please sign exactly as your name appears hereon or on your proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.